CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 17, 2015, relating to the financial statements which appears in the October 31, 2015 Annual Report to Shareholders of Franklin Large Cap Value Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" of Franklin Large Cap Value Fund and Franklin Rising Dividends Fund in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 26, 2016